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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:
    [ ] Preliminary Proxy Statement
    [ ] Confidential, for Use of the Commission only (as permitted by Rule
        14a-6(e)(2))
    [ ] Definitive Proxy Statement
    [x] Definitive Additional Materials
    [ ] Soliciting Material Under Rule 14a-12
                            USLIFE INCOME FUND, INC.
                 -----------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                          ERNEST HOREJSI TRUST NO. 1B
    ------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
   [x] No fee required
   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

       (1) Title of each class of securities to which transaction applies:

       _________________________________________________________________________
       (2) Aggregate number of securities to which transaction applies:

       _________________________________________________________________________
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       _________________________________________________________________________
       (4) Proposed maximum aggregate value of transaction:

       _________________________________________________________________________
       (5) Total fee paid:

       _________________________________________________________________________
   [ ] Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

       _________________________________________________________________________
       (2) Form, Schedule or Registration Statement No.:

       _________________________________________________________________________
       (3) Filing Party:

       _________________________________________________________________________
       (4) Date Filed:

       _________________________________________________________________________
Explanatory Note:

Ernest Horejsi Trust No. 1B is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission in connection with a solicitation of proxies in opposition to approval of an investment advisory contract between the USLIFE Income Fund, Inc. and The Variable Annuity Life Insurance Company.

The following letter will be sent on October 16, 2001 to shareholders of USLIFE Income Fund, Inc. as of August 2, 2001:

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                               STEWART R. HOREJSI
                               200 SOUTH SANTA FE
                              SALINA, KANSAS 67401
                                OCTOBER 16, 2001

Dear Fellow Shareholder:

    I represent the Ernest Horejsi Trust No. 1B (the Trust) which is a substantial shareholder in the USLife Income Fund, Inc. Over the past few weeks, you have probably received solicitations from the Fund's management asking you to vote for approval of a new investment advisory contract with the Fund's current adviser, The Variable Annuity Life Insurance Company (VALIC).

    I believe the Fund has performed miserably under VALIC's management, yet management is asking shareholders to approve a continuation of the Fund's advisory relationship with VALIC.'D' I URGE SHAREHOLDERS TO JOIN WITH ME IN REJECTING MANAGEMENT'S PROPOSAL TO RETAIN VALIC. Following are a few details about VALIC's poor performance in serving Fund shareholders:

        1. ON SEPTEMBER 27, 2001, THE FUND'S SHARES SOLD AT AN ALL-TIME LOW OF $7.70 PER SHARE.

        2. THE FUND'S AVERAGE ANNUAL TOTAL RETURN ON NET ASSETS WAS ONLY 0.45% FOR THE THREE-YEAR PERIOD ENDING JUNE 30, 2001.

        3. THE FUND'S NET ASSET VALUE PER SHARE DECLINED FROM $10.75 TO $8.65 FOR THE SAME THREE-YEAR PERIOD, A DROP OF $2.10 PER SHARE OR 19.5%. During this same 3-year period, shareholders received dividends totaling $2.22 per share, for a total net positive return of only $0.12 per share over 3 years.

        4. THE FUND LOWERED ITS QUARTERLY DIVIDEND TWICE IN THE LAST YEAR. These two cuts amounted to a reduction in annual shareholder income of approximately 10.5%, from $0.76 to $0.68 per share.

        5. THE FUND'S OWN BENCHMARK PRODUCED A 50% GREATER RETURN THAN DID VALIC'S MANAGEMENT FOR THE 12 MONTHS ENDING JUNE 30, 2001.'DD' THIS IS THE THIRD YEAR IN A ROW THAT THE FUND HAS UNDERPERFORMED ITS OWN BENCHMARK INDEX since VALIC took over as the adviser to the Fund in September 1997.

        6. IN 1999, THE FUND'S TOTAL RETURN ON NET ASSET VALUE, AFTER EXPENSES OF 1.12%, WAS 0.64%, WHILE THE TWO INDICES USED BY THE FUND TO COMPARE ITS PERFORMANCE RETURNED 2.71% AND 0.94%. In its letter to shareholders that year, Fund management reported that returns 'compared favorably' to these benchmark indices. It's difficult to understand how getting beaten by a chosen benchmark by more than four-fold can be viewed as 'favorable.' Although the Fund's total return on 'market value' was 7.85% during the same period, the Trust believes that the Fund's return on net asset value is a better measure of an adviser's performance than the Fund's return on market value.

        7. OUT OF THE 138 ISSUERS WHOSE SECURITIES ARE CURRENTLY HELD BY THE FUND, 7 HAVE DECLARED BANKRUPTCY OR CEASED INTEREST PAYMENTS ON THE UNDERLYING BONDS. These 7 issuers represent 5.0% of the 138 issuers whose securities are held by the Fund. The remaining value of the Fund's assets attributable to these 7 issuers was only $201,000 on June 30, 2001, with an indicated par value of $4,130,000. The

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 'D' A shareholder vote is required because American International Group, Inc.
     has acquired VALIC's parent corporation, American General Corporation. Under federal law, closing of this transaction resulted in an automatic termination of VALIC's current advisory contract with the Fund. Because of this automatic termination, management has asked shareholders to approve a new advisory contract with VALIC.

'DD' According to the Fund's own Annual Report for the year ending June 30, 2001, the Fund's total return on net asset value (NAV) of 4.41% was soundly beaten by its own stated benchmark, a blend of Merrill Lynch High Yield US Corporate and US Government Indices, which returned 6.59%. This means that matching the benchmark would have yielded 50% more to the Fund's shareholders than VALIC's performance did.




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    remaining value of $201,000 represented .4% of the Fund's total net asset value of $48,990,000 on June 30, 2001. These facts suggest a couple of things to us -- either these issues were bought prior to the bankruptcies, indicating poor credit analysis; or they were bought after the bankruptcies, indicating that VALIC is risking shareholders' money investing in speculative bankrupt issuers. Neither of these alternatives represents the kind of management we think is appropriate for the Fund.

        8. According to the Fund's most recent Annual Report, during the 2001 fiscal year APPROXIMATELY $1 MILLION OF CAPITAL LOSS CARRYFORWARDS EXPIRED. This represents the permanent loss of a substantial shareholder asset. It is alarming that over a seven year period the Fund has been unable to muster enough gains to offset the Fund's losses. Moreover, additional valuable loss carryforwards will continue to expire in future years if VALIC manages the Fund as it has in the past.

        9. NONE OF THE FUND'S DIRECTORS HAS INVESTED IN THE FUND. We believe that all directors should have a personal financial investment in the Fund, just as shareholders do. In our opinion, shareholders of the Fund may want to take into account in their vote on the VALIC advisory contract that the Fund's directors do not have a personal financial incentive to maximize the Fund's returns.

    I hope that if shareholders defeat management's proposal to retain VALIC, the Board of Directors of the Fund would consider appointing Boulder Investment Advisers, LLC, as adviser to the Fund. I am the portfolio manager for Boulder Investment Advisers, LLC, which is the adviser to the Boulder Total Return Fund. The Trust and various other entities affiliated with me beneficially own 42.22% of the outstanding common shares of the Boulder Total Return Fund. I am also a director of the Boulder Total Return Fund. Under my guidance as portfolio manager, Boulder Total Return Fund achieved the #1 ranking for year 2000, based on total return, in Lipper's closed-end fund standard category of 'Growth & Income' funds, out of a total seven funds in that category. In the calendar quarter ending June 30, 2001, the Boulder Total Return Fund was ranked second out of six funds in Lipper's closed-end fund standard category of 'Value' funds. These rankings within a particular fund category may not be indicative of a fund's standing among equity funds overall. The ranking achieved by the Boulder Total Return Fund does not indicate or provide any assurance that the Fund could achieve a similar ranking if Boulder Investment Advisers, LLC were the adviser to the Fund. The Boulder Total Return Fund has different investment objectives from the Fund. The ranking indicates the relative success of the Boulder Total Return Fund for the year 2000 in the defined category.

    Voting against management's proposal will not result in Boulder Investment Advisors, LLC becoming the adviser to the Fund. That would require the preparation of a new advisory agreement, Board approval, and a separate vote by the Fund's stockholders.

    The upcoming vote presents shareholders with a unique opportunity to make an impact on the direction and future performance of the Fund. Please join us and say no to poor performance and management's recommendation to keep VALIC.

    For additional information, please contact MacKenzie Partners, Inc., who is assisting us in the solicitation, toll-free at 800-322-2885.

                                          Sincerely,
                                          STEWART R. HOREJSI
                                          STEWART R. HOREJSI

IMPORTANT INFORMATION:

Ernest Horejsi Trust No. 1B (the 'Trust') urges all shareholders to read its definitive proxy statement, which contains important information. The Trust's definitive proxy statement was filed with the Securities and Exchange Commission on September 20, 2001, and is available for free by contacting MacKenzie Partners, Inc. toll-free at 800-322-2885, or from the SEC's website at www.sec.gov.


                       STATEMENT OF DIFFERENCES

The dagger symbol shall be expressed as......................................'D'

The double dagger symbol shall be expressed as..............................'DD'